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                                                                  EXHIBIT 2.2
                                 AGREEMENT

     This Agreement is made as of the 1st day of May, 1998 (the "Effective Date") by and between NUTRITION MEDICAL, INC., a Minnesota corporation, (hereinafter referred to as the "Seller"), with offices at 9850 51st Avenue N., Minneapolis, MN 55442, and AGRILINK FOODS, INC., a New York corporation (hereinafter called the "Buyer") with offices at 90 Linden Place, Rochester, NY 14625.

     WHEREAS, Seller and Buyer are in the retail adult liquid nutritional supplement products business;

     WHEREAS, Seller desires to transfer the retail adult liquid nutritional supplement products portion of its business (the "Business") to Buyer;

     WHEREAS, Buyer and Seller desire to enter into this Agreement under the terms of which Seller will sell the Business to Buyer and Buyer will purchase the Business from Seller, all subject to the provisions herein below set forth.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     SECTION 1.  SALE OF PROPERTY


     SECTION 1.1. Seller shall at the Closing (as hereinafter defined), for the consideration provided in Section 2 hereof, convey, sell, transfer, assign and deliver to Buyer, and Buyer shall at the Closing purchase from Seller, the following:

          (a) INVENTORY. Finished goods or bright stock inventory of the Business as of the Effective Date; provided, however, that (i) such inventory shall not exceed 2500 cases in total, (ii) such inventory shall not exceed three

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               (3) months worth of product for any one (1) customer of Seller, and (iii) such inventory shall have remaining shelf life dating of twelve (12) months or more.

          (b) LABELS. Unused labels of the Business as of the Effective Date; provided, however, that (i) Buyer shall not purchase labels except for customers of Seller as of the Effective Date and (ii) Buyer shall not purchase labels for customers of Seller who will change to the Curtice Burns Foods formula for product.

     SECTION 1.2.  RETAINED ASSETS AND BUSINESS.

          (b) Seller shall retain the accounts receivable of the Business as of the Effective Date which Seller shall collect for its own account.

          (c) Seller shall retain it business of selling adult nutritional supplement products to its international customers and Seller shall retain all of its current business except for the Business specifically sold hereunder.

     SECTION 2.  PURCHASE PRICE; PAYMENTS

     SECTION 2.1 PURCHASE PRICE AND PAYMENT. Buyer shall pay to Seller at the Closing the following:

          (b) Cash for the inventory purchased under Section 1.1(a) equivalent to Seller's cost for such inventory.

          (b) Cash for the labels purchased under Section 1.1(b) equivalent to Seller's cost for such labels.

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          (c)  Cash in the amount of Eighteen Thousand Dollars ($18,000) for
               Seller's label development costs.

     SECTION 3.  CLOSING

     SECTION 3.1. PLACE OF CLOSING. The Closing under this Agreement and all deliveries to be made at the Closing shall take place at the law firm of Harris Beach & Wilcox, LLP, 130 East Main Street, Rochester, New York, or at such other place or in such other manner (including by facsimile) as the parties may agree, on the Effective Date.

     SECTION 4.  REPRESENTATIONS AND WARRANTIES

     SECTION 4.1. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

         (b) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power to purchase the Business and to enter into and perform its obligations under this Agreement.

         (c)  Neither the execution nor the performance of this Agreement will:

              (i) Violate any judgment, writ, injunction, decree or order of any court or other governmental authority relating to Buyer;

              (ii) Violate any indenture, contract, other commitment or restriction to which Buyer is a party or by which it is bound;

              (iii) Be in conflict with, or result in or constitute a
                    breach or default (or an occurrence which by the passage of time and/or the giving of notice would constitute a breach or default), on the part of

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                    Buyer, under any such indenture, contract, other commitment or restriction;

               (iv) Result in the creation of imposition of any lien, charge or encumbrance of any nature whatsoever upon the Property.

         (d) The execution and delivery of this Agreement have been duly and validly authorized and approved by proper corporate action of Buyer, and this Agreement, when executed and delivered, will constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject however, to the application of laws affecting creditors' rights generally and the availability of equitable remedies.

     SECTION 4.2. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to the Buyer as follows:

         (b) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power to sell and assign the Business and to enter into and perform its obligations under this Agreement.

         (c) Seller has full power and authority to carry on its business in the manner heretofore carried on by it, and Seller is not in violation of any laws, regulations or orders applicable to the operations of its business in any manner which would or could result in Buyer not being permitted to continue to operate said business after the Closing hereunder.

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         (d)  Neither the execution nor the performance of this Agreement will:

              (i) Violate any judgment, writ, injunction, decree or order of any court or other governmental authority relating to Seller;

             (ii) Violate any indenture, contract, other commitment or restriction to which Seller is a party or by which it is bound;

            (iii) Be in conflict with, or result in or constitute a breach or default (or an occurrence which by the passage of time and/or the giving of notice would constitute a breach or default), on the part of Seller, under any such indenture, contract, other commitment or restriction;

             (iv) Result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon the Property.

          (e) The execution and delivery of this Agreement have been duly and validly authorized and approved by proper corporate action of Seller, and this Agreement, when executed and delivered, will constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, subject however, to the application of laws affecting creditors' rights generally and the availability of equitable remedies.

          (f) Seller had good, marketable and insurable title to and rightful possession of all property and assets being transferred to Buyer, free and clear of all liens and encumbrances.

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     SECTION 5.  FURTHER AGREEMENTS

     SECTION 5.1. SUPPLY. Buyer agrees for a period of seven (7) months after the Effective Date to offer current customers of the Seller the option of purchasing product produced for Buyer by O-AT-KA, which currently produces product for Seller for customers of the Business. Seller grants Buyer a non-exclusive license to use Seller's formulas for the production of such product by O-AT-KA, through December 31, 1998, the end of such seven-month period. Buyer agrees to indemnify and hold harmless Seller for any claims relating to any product produced for Buyer by O-AT-KA after the Effective Date.

     SECTION 5.2. ROYALTY. In addition to the purchase price and payment under Section 2.1, Buyer agrees to pay a royalty payment of $(*) per case on all case sales to customers of the Business as of the Effective Date made during the two (2) year period commencing on the Effective Date. Such royalty payment shall be paid on a quarterly basis within twenty-five (25) days after the end of each calendar quarter.

     SECTION 5.3. BROKERS. Buyer agrees to honor Seller's existing broker relationships through December 31, 1998, and acknowledges that commissions are between (*)% and (*)%. Notwithstanding the foregoing, Seller acknowledges that Buyer is not assuming such broker relationships.

     SECTION 5.4. BEST EFFORTS. Seller shall use its reasonable best efforts to transfer its retail and food service customers to Buyer.

     SECTION 5.5. NO SOLICITATION. Buyer shall not solicit or accept orders from any current customer of Seller (other than any customers who is currently also a customer of Buyer) prior to the Effective Date, without the prior written consent of Seller.

(*) Confidential information has been omitted and filed separately with the Commission pursuant to Rule 24b-2.

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     SECTION 5.6.   SUPPLY TO SELLER (INTERNATIONAL).  Buyer shall supply
Seller with adult nutrition supplements for international customers of Seller at $(*) per case for regular product and $(*) per case for plus product, FOB plant and upon such further terms as Buyer and Seller shall agree; provided, however, that Buyer may reasonably adjust such prices, beginning January 1, 1999, to reflect market conditions and costs. Seller shall be responsible for labels for any product produced pursuant to this Section 5.6

     SECTION 5.7. SUPPLY TO SELLER (CRITICAL CARE NUTRITION PRODUCTS). For a period of three (3) years after the Effective Date, Buyer shall supply Seller with critical care nutritional products at prices generally consistent with current market pricing, subject to reasonable adjustment to reflect market conditions and costs, and upon such further terms as the parties shall agree.

     SECTION 5.8. NON-COMPETE. Seller and William L. Rush agree to enter into covenants not to compete with Buyer in the retail adult liquid nutritional supplement products business in North America for a period of three (3) years after the Effective Date, without the prior written consent of Buyer.

     SECTION 6.  GENERAL PROVISIONS

     SECTION 6.1. NOTICES. Any notice or other communication required or permitted to be given to Buyer under this Agreement shall be deemed to have been given upon deposit in the United States mail, first class postage prepaid, or registered mail. Any notice or other communication required or permitted to be given to Seller under this Agreement shall be deemed to have been given upon deposit in the United States mail, first class postage prepaid, or registered mail.

(*) Confidential information has been omitted and filed separately with the Commission pursuant to Rule 24b-2.

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     SECTION 6.2.   MERGER; AMENDMENTS.  This Agreement embodies all of the
representations, warranties, agreements and conditions in relation to the subject matter hereof, and no representations, warranties, understanding or agreements, oral or otherwise, in relation thereto exist between the parties except as herein expressly set forth. This Agreement may not be amended or terminated orally but only by an instrument in writing duly executed by the parties hereto.

     SECTION 6.3. PARTIES. This Agreement and the various rights and obligations arising hereunder shall inure only to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.

     SECTION 6.4. INVALIDITY. The invalidity or enforceability of any term or provision of this Agreement or the application of such term or provision to any person or circumstance shall not impair or affect the remainder of this Agreement, and its application to other persons and circumstances, and the remaining terms and provisions hereof shall not be invalidated but shall remain in full force and effect.

     SECTION 6.5. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflict of laws.

     SECTION 6.6. WAIVER. No waiver shall be deemed to be made by any party of any of its rights hereunder unless the same shall be in writing, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other parties in any other respect at any other time.

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     SECTION 6.7.   COUNTERPARTS.  This Agreement may be executed by the
parties in two or more counterparts, each of which shall be considered an original.

     SECTION 6.8. CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by duly authorized officers of both Seller and Buyer as of the day and year first above written.

                                   NUTRITION MEDICAL, INC.



                                   By:  /s/   William L. Rush
                                      ----------------------------------------


                                   AGRILINK FOODS, INC.



                                   By:  /s/   Ben Frega
                                      ----------------------------------------

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